Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	akapor@sciclone.com

SCICLONE ACQUIRES NOVAMED PHARMACEUTICALS

FURTHER ESTABLISHING IT AS A LEADING CHINA FOCUSED SPECIALTY

PHARMACEUTICAL COMPANY

Acquisition Provides SciClone with Access to Broad Pharmaceutical Product Portfolio,

Significant Management Capabilities and a 680-strong, Established Sales Force in China

Company to Host Conference Call on Tuesday, April 19 at 8:30 am ET

Foster City, Calif. – April 19, 2011 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) (“Company”) today announced that it has acquired NovaMed Pharmaceuticals Inc., (“NovaMed”) a China-based specialty pharmaceutical company. The acquisition brings additional, broad sales and marketing, as well as regulatory and extensive business capabilities and pharmaceutical assets in the regulatory approval stage to its growing and profitable China focused specialty pharmaceutical business. SciClone believes this acquisition will further position it as a leader in the rapidly expanding pharmaceutical industry in China.

Under terms of the agreement, NovaMed shareholders are entitled to receive up-front payments of approximately $24.7 million in cash, 8,298,110 shares of SciClone common stock valued at approximately $37.1 million (based upon the closing price of $4.47 on the NASDAQ stock market on April 18, 2011) and the right to additional cash consideration of up to $43.0 million, contingent upon the successful achievement of revenue and earnings targets for the 2011 and 2012 fiscal years.

The Company anticipates that NovaMed and SciClone’s combined revenue for fiscal 2011 on a pro forma basis will be between $140 and $145 million. SciClone’s GAAP revenue for fiscal 2011 will exclude NovaMed’s revenue prior to the closing of the acquisition. SciClone is updating its guidance to reflect the acquisition and anticipates that its 2011 GAAP revenue will be between $133 and $138 million, and cash, cash equivalents and investments at December 31, 2011 to be greater than $45 million. The Company anticipates updating earnings per share guidance with its first quarter 2011 earnings announcement expected in early May 2011.

NovaMed, a privately-held, China-based pharmaceutical company backed by foreign venture capital, has a portfolio of 18 drug products spanning four major therapeutic areas including oncology, cardiovascular disease, central nervous system (CNS) disorders and urology/infection. To support this broad product portfolio, NovaMed has built a sales organization of more than 450 individuals with extensive pharmaceutical industry experience in penetrating the rapidly expanding pharmaceutical market in China. Growing revenues more than 25% annually since inception, NovaMed generated revenues totaling $31.5 million (unaudited) in 2010.

SciClone’s acquisition of NovaMed was completed on April 18, 2011 through a share purchase agreement, which contains additional terms. The terms of the acquisition are described in a form 8-K filed by the Company on April 19, 2011.

“NovaMed represents an excellent strategic acquisition as it allows SciClone, in a single transaction, to dramatically expand our presence in China in five important areas: pharmaceutical products, targeted therapeutic indications, management depth, sales force size and revenue,” stated Friedhelm Blobel, Ph.D., President and Chief Executive Officer of SciClone. “Whereas SciClone had already established itself in China with our successful ZADAXIN® franchise, we have now evolved into a formidable presence in this fast growing market with a combined sales force of more than 680 individuals, nearly 20 commercial stage products spanning several key indications, and an expanded Shanghai based management team with significant pharmaceutical industry experience.”

Jon Saxe, Chairman of the Board of SciClone, added: “The combined entity should be an even more attractive partner for pharmaceutical companies wishing their products to be developed and represented in the Chinese market.”

Among NovaMed’s most successful, exclusively promoted commercial-stage products are Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China, Tritace®, an ACE inhibitor for the treatment of hypertension, and Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US), as well as Aggrastat®, a recently-launched intervention cardiology product. NovaMed’s pipeline also includes pharmaceutical assets in the regulatory approval process from partners such as Bio Alliance, Orexo, Meda, and EUSA. In building this broad pharmaceutical portfolio, NovaMed has established exclusive licensing and promotion agreements with a number of the world’s leading pharmaceutical companies, including Sanofi-aventis, Pfizer Inc., and Baxter International Inc.

“The opportunity to join forces with SciClone further advances the work that NovaMed has undertaken to build itself into a leading specialty pharmaceutical company in China,” said Bo Shao, Co-founder of NovaMed. Mark Lotter, Co-founder and Chief Executive Officer of NovaMed added: “By combining the important financial resources and strong sales and marketing capabilities offered by SciClone with NovaMed’s proven experience in in-licensing and marketing novel therapeutics for the China market, we are in a strong position to participate in and benefit from the rapidly expanding pharmaceutical market in China.”

Following the close of the acquisition, SciClone’s current operations in China and the newly acquired NovaMed will continue to operate as separate entities in the China market but under the leadership of Mr. Lotter. The NovaMed unit will continue to lead sales and marketing efforts for its current product portfolio. SciClone’s sales and marketing team will continue to sell and market ZADAXIN.

As part of the transaction, Mr. Lotter and Peter Barrett have been appointed to SciClone’s board of directors. Mr. Barrett served as a director of NovaMed and is a partner of Atlas Venture, one of NovaMed’s principal investors. Mr. Lotter has also been appointed as an officer of the Company and will oversee the China-based operations for SciClone as CEO of the China Business.

Cowen Group, Inc. acted as financial advisor and Katten Muchin Rosenman LLP acted as legal counsel to NovaMed. Piper Jaffray & Co. and Lazard Capital Markets acted as financial advisors and DLA Piper LLP (US) acted as legal counsel to SciClone in the transaction.

Conference Call Information

SciClone is hosting a conference call on Tuesday, April 19 at 8:30 am ET to discuss the NovaMed acquisition. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO, and Mark Lotter, Chief Executive Officer and Co-Founder of NovaMed.

LIVE CALL:	800.591.6945 (U.S./Canada)
617.614.4911 (International)
Passcode: 32871903

REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
Passcode: 33113598
(Replay available from Tuesday, April 19, 2011 at 11:30 a.m. ET until 11:59 p.m. ET on Tuesday, April 26, 2011)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a revenue-generating, China-centric, specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on continuing sales growth and executing a clinical development strategy with prudently managed costs. ZADAXIN® (thymalfasin) is approved in over 30 countries for the treatment of hepatitis B (HBV), as a vaccine adjuvant, for the treatment of hepatitis C (HCV), and certain cancers. SciClone is evaluating SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer. The Company also has exclusive commercialization and distribution rights in China to a novel treatment for advanced liver cancer, DC Bead®, which is already approved in approximately 40 countries worldwide, including the U.S. and several countries in Europe. DC Bead is currently under review by regulatory agencies in China. Additionally, SciClone owns exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilm® in China, including Hong Kong and Macau, and Vietnam. The Company intends to seek regulatory approval for the product, commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery, in these markets. For additional information, please visit www.sciclone.com.

About NovaMed

NovaMed Pharmaceuticals was founded in August 2005 to provide one-stop service for global pharmaceutical companies and brand owners looking to leverage cost advantage and achieve optimal market potential in China. Through a directly managed sales organization of 450 people strong and growing and a network of best-in-class development, regulatory and distribution partners, NovaMed has built viable commercialization models for products at different stages of their life cycle. These include products already commercially available in China, internationally-approved products not yet registered in China, and in-licensing late stage development compounds. For more information, visit www.novamed.com.cn.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations and SciClone’s independent investigation; the Company’s ability to execute on its goals for ZADAXIN sales to China and on its objectives for revenue in fiscal 2011; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the acquisition; the dependence on third party license or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the Company’s ability to remediate its identified material weaknesses over financial control; and changes in its practices and policies which could adversely affect its ability to generate revenue. SciClone cannot predict the timing or outcome of its own internal investigation, of the SEC and DOJ investigations, of the various litigations that have or may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

DC Bead is a registered trademark of Biocompatibles UK Limited.

RapidFilm is a registered trademark of Labtec Gesellschaft für technologische Forschung und Entwicklung mbH.